                                                                     EXHIBIT 12


                        CB RICHARD ELLIS SERVICES, INC.
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                           (DOLLARS IN THOUSANDS)


                                                                YEAR ENDED DECEMBER 31
                                                 ------------------------------------------------
                                                    2000      1999      1998      1997      1996
                                                 --------  --------  --------  --------  --------

Income before provision for income tax ......... $ 68,139  $ 39,461  $50,483   $45,906   $25,809
Less: Equity earnings of unconsolidated
        subsidiaries ...........................    7,112     7,528    3,443        --       145
      Preferred stock dividends (1) ............       --        --       --     6,557     1,639

Add:  Distributed earnings of unconsolidated
        subsidiaries ...........................    8,389    12,662    2,267     1,440        89
      Fixed charges ............................   60,448    56,524   42,089    30,654    32,136
                                                 --------  --------  -------   -------   -------
Total earnings before fixed charges ............ $129,864  $101,119  $91,396   $71,443   $56,250
                                                 ========  ========  =======   =======   =======
Fixed Charges:

      Portion of rent expense representative
        of the interest factor (2) ............. $ 18,748  $ 17,156  $11,042   $ 8,317   $ 6,374
      Interest expense .........................   41,700    39,368   31,047    15,780    24,123
      Preferred stock dividends (1) ............       --        --       --     6,557     1,639
                                                 --------  --------  -------   -------   -------
      Total fixed charges ...................... $ 60,448  $ 56,524  $42,089   $30,654   $32,136
                                                 ========  ========  =======   =======   =======

Ratio of earnings to fixed charges .............    2.15       1.79     2.17      2.33      1.75
                                                 ========  ========  =======   =======   =======



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(1)  Preferred stock dividend requirements have been reflected at their pre-tax amounts. The 1998 amount does not reflect the deemed dividend associated with the Company's repurchase of convertible preferred stock for $32.3 million.

(2) Represents one-third of operating lease costs which approximates the portion that relates to the interest portion.